Exhibit 10.3

CONSULTING AGREEMENT

THIS IS A CONSULTING AGREEMENT (“Agreement”) made and entered into as of the 25th day of February, 2009, by and between Anthony Cork (“Consultant”) and Covance Inc., a Delaware corporation (“Covance”), whose address is 210 Carnegie Center 08540.

RECITALS:

Consultant has retired as an officer of Covance effective December 31, 2008 and shall retire as an employee of Covance effective February 25, 2009.  Subsequent to such retirement as an employee, Covance desires to engage Consultant, and Consultant is willing to be engaged, to assist Covance in connection with its relationship with Noveprim Limited and other matters.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions contained in this Agreement, Consultant and Covance agree as follows:

1.                                       Consulting Duties.    Consultant shall provide to Covance duties reasonably requested by Covance relating to Covance’s relationship with Noveprim Limited including service on the Board of Directors of Noveprim Limited as a representative of Covance (the “Consulting Duties”).  Consultant shall perform the Consulting Duties in a competent and professional manner in accordance with all applicable law and industry standards.

2.                                       Term.    Subject to section 1(b) above, this Agreement shall commence as of the date of this agreement and be effective for an initial one year term.  This Agreement may be extended annually thereafter if agreed to in writing by the parties.

3.                                       Fees.   Covance shall pay Consultant the amount of $14,400 per annum payable monthly in arrears.  In the event Consultant shall, at Covance’s request, perform services unrelated to Covance’s investment in Noveprim Limited, Covance shall pay Consultant at the rate of $1,200 per day. Such additional fees shall be paid at the end of each month for work performed during such month but only after receipt by Covance of a written invoice detailing Consultant’s activities.

4.                                       Expenses.  Covance will reimburse Consultant for reasonable out-of-pocket expenses incurred by Consultant, provided that travel expenses are approved in advance by Covance.

5.                                       Confidential Information; Non-Competition.   (a) From the date hereof, and notwithstanding termination of this Agreement, Consultant will not, directly or indirectly, use for his own benefit or purposes, disclose to, or use for the benefit or purposes of anyone other than Covance, any Confidential Information regarding the Company and its affiliates.  “Confidential Information” means all data, information, know-how, processes, process parameters, methods, practices, specifications, raw materials and preparations,  computer programs, documentation, customer names or lists, price lists, supplier names or lists, trade secrets, business plans, marketing plans, financial information, and the like, in whatever form or medium, and whether or not generated by Covance or received by Covance from third parties,  whether or not designated or marked “Confidential” or the like, which Consultant learns or acquires while engaged by Covance as a Consultant.

Notwithstanding the foregoing, Confidential Information shall not include information which:

(i)                                     Is now, or which hereafter, through no act or failure to act on the part of Consultant, becomes generally known or available to the public without breach of this Agreement; or

(ii)                                  Is hereafter furnished to Consultant in good faith by a third party who has an independent right to such Information; or

(iii)                               Is disclosed with the written approval of Covance.

(b)  During the term of this Agreement and for a period of one year thereafter, Consultant shall not, directly or indirectly, whether as a principal, director, employee, agent, distributor, representative, stockholder (or otherwise, provide in any manner or capacity, or advise, assist or participate with any other person or entity in any manner or capacity in providing, services or products substantially similar, in whole or in part, to those of Covance). Nothing contained herein shall restrict the Consultant from making any investment in any company whose stock is listed on a national securities exchange or traded in the over-the-counter market, so long as such investment does not exceed 5% of the outstanding shares of such company.

6.                                       Records and Documents.  Except in the performance of his duties as a consultant of Covance, Consultant will not at any time or in any manner make or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles, or other reproductions, recordings, abstracts, or summaries of any Confidential Information.  Consultant shall have no right, title or interest in any such Confidential Information, and Consultant agrees that he has not removed and will not remove such Confidential Information without the prior written consent of Covance (except as needed to perform the Consulting Duties), and that he will surrender all such materials and all copies and summaries thereof and all materials prepared based thereon to Covance immediately upon the termination of this Agreement, or at any time prior or subsequent thereto upon request of Covance.  In addition, Consultant shall not at any time make any defamatory statements to anyone regarding Covance or its affiliates or any officer, director or employee of any of the foregoing, or otherwise take any action intended or which may reasonably be expected, directly or indirectly, to impair the goodwill, business reputation or good name of Covance or its affiliates or any officers, director or employee of any of the foregoing.

7.                                       Contractor Status.    The relationship of Covance and Consultant shall be that of independent contractor and not that of an employee of Covance or any of its affiliates. Consultant shall not be entitled to nor receive any benefit normally provided to Covance’s employees.  Nothing contained in this Agreement shall be construed so as to constitute Covance or any of its affiliates and the Consultant as partners or joint ventures.  Covance will not withhold or pay Social Security taxes, unemployment insurance, income taxes or any other tax on fees paid hereunder on Consultant’s behalf.  All such taxes shall be the Consultant’s sole responsibility to pay and Consultant shall make all filings with respect thereto.  Consultant shall not have the power to authorize any corporate act or execute any documentation on behalf of Covance without the express written consent of the Contact in each instance.

8.                                       Representations and Warranties of the Parties; Exclusivity.    Each party hereto hereby represents and warrants to the other party hereto that it has no prior commitments, arrangements, or agreements with any third parties which might interfere with, or preclude the carrying out of, each and every one of its obligations under this Agreement.

9.                                       Effect on Options.    The Consultant agrees to waive the following stock options which would otherwise vest in February 2009 and that such options shall be forfeited as of the date of this Agreement: (a) Agreement dated February 23, 2006:  2,377 options @ $56.18; (b)  Agreement dated February 22, 2007:  1,867 options @ $62.65: (c)  Agreement dated February 21, 2008:  1,533 options @ $81.40.

10.                                 Assignment.    This Agreement shall be binding on and inure to the benefit of the parties hereto and their heirs, executors, legal representatives, successors and assigns.  Except in the event of a transfer of all or substantially all of the assets of Covance to a successor corporation or affiliate of Covance, neither party shall have the right to assign its obligations, or all or any portion of its rights or interests under this Agreement without the prior written consent of the other party hereto.

11.                                 Governing Law.  This Agreement is made and entered into and is to be governed by and construed in accordance with the laws of the State of New Jersey.

12.                                 Indemnification.  Covance shall indemnify Consultant against any and all losses, claims, damages, penalties, judgments, liabilities and expenses, including but not limited to reasonable attorneys’ fees and other expenses of litigation and any pre-litigation investigation (herein, “Liabilities”) which Consultant may pay, incur or become subject to arising out of Consultant’s performance of services pursuant to this Agreement, unless such Liabilities arise out of the negligence or intentional misconduct of the Consultant; and correspondingly, the Consultant shall indemnify Covance against any and all such Liabilities which Covance may pay, incur or become subject to arising out of the Consultant’s performance of services under this Agreement, to the extent that such Liabilities arise out of the negligence or intentional misconduct of the Consultant.

13.                                 Notices.   Every notice to any party given pursuant to this Agreement shall be in writing and shall be given in person, by nationally recognized overnight courier delivery service (providing proof of delivery) or by facsimile with electronic confirmation of delivery (with a hard copy delivered by such an overnight courier), addressed to the addresses for each party first set forth below.  Any such address may be changed by any party by notice to the other party.  Any notice shall be deemed delivered and effective (i) upon receipt, if given in person, (ii) upon the next Business Day following dispatch if sent by such overnight service, and (iii) upon completion of facsimile transmission if sent by facsimile.  “Business Day” shall mean every day except Saturdays, Sundays and days on which banks in the State of New Jersey are required or authorized to be closed.

If to the Consultant:	Anthony Cork
[Address]

If to Covance:	Covance Inc.
210 Carnegie Center
Princeton, NJ 08540

The addresses for the purpose of this Paragraph may be changed only by giving written notice of such change in the manner provided herein for giving notices.

14.                                 Waiver.    The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter, nor shall a waiver by either party of a breach of any provision hereof be taken or held to be a waiver of future performance under the provision itself.

15.                                 Captions.    The captions of the Paragraphs herein are inserted as a matter of convenience only and in no way define, limit, or describe the scope of this Agreement or any provisions hereof.

16.                                 Entire Agreement.   This Agreement sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof.   This Agreement may be amended only by a written instrument signed by both parties hereto making specific reference to this Agreement and expressing the plan or intention to modify it.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above set forth.

CONSULTANT:

/s/ Anthony Cork
By: Anthony Cork

COVANCE INC.

/s/ Joseph L. Herring
Name: Joseph L. Herring
Title: Chairman of the Board and
Chief Executive Officer